ROCKY MOUNTAIN GAS, INC.

PRE-ACQUISITION AGREEMENT

Dated February 22, 2005

TABLE OF CONTENTS

Page
ARTICLE 1 THE OFFER		2

1.1	General	2
1.2	RMG Approval of the offer and Share Exchange Plan	4
1.3	RMG Covenants	4
1.4	Enterra Cooperation	5
1.5	Public Disclosure	5
1.6	Outstanding RMG Share Rights	5
1.7	Outstanding Geddes Loan and Geddes Conversion Option	5
1.8	No Registration of the Exchangeable Shares or the Underlying Trust Units	5

ARTICLE 2 COVENANTS OF RMG		6

2.1	Ordinary Course of Business	6
2.2	Non-Solicitation	7
2.3	Access to Information	9
2.4	Structure of Transaction	9

ARTICLE 3 DUE DILIGENCE/MATERIAL TITLE DEFECTS		9

3.1	Due Diligence	9
3.2	Deficiencies	9
3.3	Time to Satisfy	10

ARTICLE 4 COVENANTS OF USE		11

4.1	Covenants of RMG	11
4.2	Transition Period	11
4.3	Indemnity Respecting Legal Actions	11
4.4	Indemnity Agreement	11
4.5	Payment of 'Fair Value' of RMG Shares Held by Dissenters	12

ARTICLE 5 COVENANTS OF ENTERRA

5.1	Transition Period	12
5.2	Rule 904 Cooperation	12
5.3	Maintenance of Toronto Stock Exchange Listing; Covenant to Register Resale on Nasdaq in the Event of Delisting	12

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF RMG, USE AND CRESTED

6.1	Representations	12
6.2	Investigations	13

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF ENTERRA		13

7.1	Representations	13

ARTICLE 8 MUTUAL COVENANTS		13

8.1	Consultation	13
8.2	Further Assurance	13

ARTICLE 9 TERMINATION FEES AND THE DEPOSIT		14

9.1	Termination Fees and the deposit	14

ARTICLE 10 TERMINATION		15

10.1	Termination	15

ARTICLE 11 MISCELLANEOUS		16

11.1	Amendment or Waiver	16
11.2	Entire Agreement	16
11.3	Headings	16
11.4	Notices	16
11.5	Counterparts	17
11.6	Expenses	17
11.7	Assignment	17
11.8	Severability	17
11.9	Currency	18

ARTICLE 12 REGARDING FUTURE DISPOSITION OF EQUITY HOLDINGS IN PINNACLE GAS RESOURCES, INC.		18

12.1	Disposition of Equity Holdings	18
12.2	Payment Due on Disposition	18
12.3	Application to Other Dispositions	19
12.4	No Limits on Disposition; No Payment Owed if Disposition is for Less then $10 Million	19

SCHEDULE "A" CONDITIONS OF COMPLETION OF THE OFFER
SCHEDULE "A" EXHIBIT 1 ALLOCATION OF CONSIDERATION
SCHEDULE "B" REPRESENTATIONS AND WARRANTIES OF RMG, USE AND CRESTED
SCHEDULE "C" REPRESENTATIONS AND WARRANTIES OF ENTERRA
SCHEDULE "D" ROCKY MOUNTAIN GAS, INC. AUDITED ANNUAL FINANCIAL STATEMENTS DECEMBER 31, 2004
SCHEDULE "E" INDEMNITY AGREEMENT

PRE-ACQUISITION AGREEMENT

THIS PRE-ACQUISITION AGREEMENT is made effective as of the 22nd day of February, 2005;

AMONG:

ENTERRA ENERGY TRUST, an open-ended unincorporated trust governed by the laws of the Province of Alberta and having an office in the City of Calgary, Alberta (hereinafter called “Enterra”)

- and -

ROCKY MOUNTAIN GAS, INC., a body corporate incorporated under the laws of the State of Wyoming and having an office in the City of Riverton, Wyoming (hereinafter called “RMG”)

- and -

U.S. ENERGY CORP., a body corporate incorporated under the laws of the State of Wyoming and having an office in the City of Riverton, Wyoming (hereinafter called “USE”)

- and -

CRESTED CORP., a body corporate incorporated under the laws of the State of Colorado and having an office in the City of Riverton, Wyoming (hereinafter called “Crested”)

WHEREAS:

A.	the board of directors of RMG wishes to have Enterra make an offer to the Shareholders of RMG to purchase all of the issued and outstanding shares of RMG by way of a Plan and Agreement of Share Exchange under Wyoming law (the “Share Exchange Plan”);

B.	as at the date hereof, RMG has issued outstanding common shares (the “RMG Shares”); as well as outstanding warrants and options to purchase common shares and Class A preferred shares convertible to common shares, (collectively the “RMG Share Rights”)and an option by Geddes and Company to convert an outstanding liability owing by USE (the “Geddes Loan”) to common shares of RMG (the “Geddes Conversion Option”);

C.	the board of directors of RMG has determined that it would be in the best interest of RMG and the holders of RMG Shares (“the Shareholders”) to (i) recommend approval of the Plan of Share Exchange; and (ii) cooperate with Enterra and take all reasonable action to support Enterra’s offer;

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D.	the board of directors of RMG has determined that it would be in the best interests of RMG and its Shareholders for RMG to enter into this Agreement;

E.	Enterra has determined to offer to purchase all of the RMG Shares subject to the terms and conditions of this Agreement;

F.	USE and Crested have determined to vote their RMG Shares in favor of the Plan of Share Exchange subject to the terms and conditions of this Agreement, and to support the offer of Enterra by making indemnities, representations and warranties to Enterra respecting RMG; and

G.	Enterra has paid an earnest money deposit in the amount of $500,000 (the “Deposit”) to USE, which is being held by USE in a segregated escrow account.

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereby agree as follows.

ARTICLE 1   THE OFFER

1.1	General.

1.1.1  Subject to the terms and conditions set forth in this Agreement (including those set out in Schedule “A” hereto), Enterra offers to purchase all of the RMG Shares, on a fully diluted basis, for total aggregate consideration of $20,000,000. (The foregoing offer, as amended from time to time as permitted under this Agreement, is hereinafter referred to as the “Offer”.) RMG agrees to call a meeting of the Shareholders (the “Meeting”) to consider approval of the Offer and Share Exchange Plan, and to prepare and send to the Shareholders a proxy statement (the “Circular”), recommending approval of the Share Exchange Plan. Enterra agrees to cooperate with RMG to provide all information respecting Enterra required for the Circular. The Offer will be deemed made as of the date the Circular is sent to the Shareholders.

1.1.2  Subject to Section 1.1.6, the consideration payable for the RMG Shares shall be the issuance of 736,842 exchangeable shares (the “Exchangeable Shares”) at a stated value of $19.00 per Exchangeable Share and payment of cash in the amount of $6,000,002 (including the Deposit). Provided, that if, before or as of the date of completion of the Share Exchange Plan, all of the overriding royalty interests held by the secured lenders of outstanding debt owed by RMG I, LLC (approximately $3.539 million) are not purchased by USE for $266,000 and immediately completely extinguished, the cash consideration to be paid to the Shareholders shall be reduced by $266,000, pro rata for each Shareholder, which $266,000 (for purposes of this Section 1.1.2) is the agreed value of the overriding royalty interests. If the purchase price for all the interests is more than $266,000, Enterra shall pay the excess and shall not be entitled to a credit under this Agreement. If all or less than all the interests are purchased, for less than $266,000, then USE shall pay that amount and the difference between the amount paid and $266,000 shall be deducted, pro rata, from the cash consideration to be paid by Enterra to the Shareholders.

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1.1.3  The form of documents for such extinguishment shall be subject to the prior approval of Enterra. USE shall be solely responsible for payment to the holders of the overriding royalty interests, and for recording their extinguishments.

1.1.4  Each Exchangeable Share shall be exchanged automatically on the first anniversary of the Effective Date (as hereinafter defined) for one trust unit (a “Trust Unit”) of Enterra.

1.1.5  If the Share Exchange Plan is approved, each Shareholder who does not perfect his or her rights under Wyoming law to dissent from the Share Exchange Plan shall receive the allocation of consideration between Exchangeable Shares and cash as set out on Exhibit 1 to Schedule “A,” to be provided to Enterra prior to the completion of the Share Exchange Plan. Each Shareholder’s right to receive the consideration shall be conditioned on Enterra’s receipt of his or her certificate(s) for the RMG Shares, with the Shareholder’s signature Medallion guaranteed. The aggregate amount of consideration was determined by approximately two-thirds of the consideration payable in Exchangeable Shares and approximately one-third in cash, adjusted as necessary for the receipt by each Shareholder of a whole number of Exchangeable Shares after aggregating all of the shareholdings of each Shareholder.

1.1.6  The parties hereto understand that as a trust, Enterra cannot issue shares and agree that the Exchangeable Shares shall be issued by one or more direct or indirect wholly owned subsidiaries, or any combination thereof (which, for the purposes hereof, may include a partnership, all of the partners of which are direct or indirect subsidiaries of Enterra), and, the parties further agree that all or any part of the cash component of the consideration may be provided by parties other than Enterra. The term “Enterra” as used herein will include Enterra Energy Trust, the issuer(s) of the Exchangeable Shares and all parties providing the cash component of the consideration, but Enterra will continue to be liable to RMG for any default in the performance of any obligations hereunder by any such entity, as more fully provided in this Agreement.

1.1.7  If a more effective alternative from the aspect of taxation other than the issuance of Exchangeable Shares is mutually agreed upon by the Parties prior to the mailing of the Circular, the Parties may agree upon a substitute mechanism for the issuance and distribution to the Shareholders of 736,842 Trust Units at a stated value of $19.00 per Trust Unit on the first anniversary of the Effective Date.

1.1.8  The Offer will expire on the earlier of (i) the completion of the Share Exchange Plan; (ii) the termination of this Agreement, or (iii) June 30, 2005 (or, if any such date is not a business day, on the next following business day), provided that the Offer may be extended, at the sole discretion of Enterra, if any of the conditions thereto set forth in Schedule “A” hereto is not satisfied on the expiry date of the Offer. Subject to the satisfaction or waiver of the conditions set forth in Schedule “A” hereto, Enterra will, within seven (7) calendar days following the Meeting, take up and pay for all RMG Shares. Enterra will use its best efforts to consummate the Offer, subject only to satisfaction of the terms and conditions set forth in this Agreement (including those set out in Schedule “A”).

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1.1.9  Subject to completion of the Share Exchange Plan, it is agreed that payment of all of RMG’s general and administrative expenses up to the date of completion of the Share Exchange Plan (the date when Enterra pays for the RMG Shares) shall be the sole responsibility of USE. Payment of such expenses thereafter shall be the responsibility of RMG, or otherwise governed by the Transition Services Agreement. Subject to completion of the Share Exchange Plan, it is agreed that all other expenses of RMG (including, without limitation, lease operating and field expenses), beginning April 1, 2005, shall the sole responsibility of RMG.

1.1.10  Enterra expressly reserves the right to amend, extend, vary or waive any term or condition of the Offer, except that, without the prior written consent of RMG, Enterra will not: (i) reduce the consideration payable by Enterra pursuant to the Offer, as provided for herein; (ii) change the form of consideration payable under the Offer; or (iii) add to, amend or change any of the terms of the Offer in any manner adverse to the Shareholders (it being understood that an extension of the Offer or waiver of any condition thereto will not be considered to be a change adverse to the Shareholders). Enterra agrees to provide RMG with not less than two days prior written notice of any waiver or amendment of any term or condition of the Offer.

1.2	RMG Approval of the Offer and Share Exchange Plan

RMG hereby represents that its board of directors has determined unanimously (i) that the Offer and the Share Exchange Plan is fair to the Shareholders and is in the best interests of RMG and the Shareholders; (ii) the board of directors will unanimously recommend approval of the Share Exchange Plan by the Shareholders subject to Section 1.3, and (iii) the RMG officers and directors will vote their RMG Shares in favor of the Share Exchange Plan, provided that the Offer is not amended except in accordance with the terms of this Agreement. Such recommendation (and agreement by the RMG officers and directors to so vote) will be stated in the Circular.

1.3	RMG Covenants.

1.3.1  Subject to the fiduciary obligations of its board of directors, RMG hereby covenants to cooperate with Enterra and to take all reasonable action to support the Offer and ensure that the Share Exchange Plan is accepted by the Shareholders.

1.3.2  As soon as practicable following the date hereof and in any event prior to the completion of the Share Exchange Plan, RMG will cause to be delivered to Enterra a list (in paper and electronic form, if available) as Exhibit 1 to Schedule A, made up to a date as of completion of the Share Exchange Plan, setting out the registered names of the Shareholders, their municipalities of residence, and the number of RMG Shares held by each. RMG will immediately give written notice to Enterra if RMG Shares are issued between February 22, 2005 and the completion of the Share Exchange Plan to Shareholder(s) resident in a state where no Shareholders were resident on February 22, 2005. RMG will also make such of its executive officers available for meetings with Shareholders as Enterra may reasonably request.

1.3.3  RMG will, on a confidential basis, provide Enterra with a draft copy of the Circular (and any amendments thereto), prior to the mailing thereof and will provide Enterra

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with a reasonable opportunity to review and provide comments thereon. The Circular will set forth (among other things) the recommendation of the board of directors referred to in Paragraph 1.2(i) hereof and the agreement of the directors and officers referred to in Paragraph 1.2(ii) hereof. It is understood that the content of the Circular will be determined by the board of directors of RMG, acting reasonably, provided that such Circular will not contain any information or statements inconsistent with matters that are specifically addressed or provided for in this Agreement, and provided further that the information about Enterra which is contained in the Circular (as such information is approved by Enterra after review) will be the responsibility of Enterra as to its accuracy and completeness.

1.4	Enterra Cooperation.

1.4.1  Enterra hereby covenants to cooperate with RMG and to take all reasonable action to support the Meeting and ensure that the Share Exchange Plan is accepted by the Shareholders.

1.4.2  Enterra will make such of its executive officers available for meetings with Shareholders as RMG may reasonably request.

1.4.3  Enterra will provide RMG with all information concerning Enterra that is required or reasonably desired to be provided in the Circular.

1.5	Public Disclosure.

The parties will consult each other with respect to any public disclosures respecting this Agreement, the Offer and any matter related thereto prior to making any public disclosure.

1.6	Outstanding RMG Share Rights.

Prior to completion of the Share Exchange Plan, all of the RMG Share Rights shall have been terminated.

1.7	Outstanding Geddes Loan and Geddes Conversion Option.

Prior to or simultaneously with the completion of the Share Exchange Plan, USE shall have obtained the agreement of Geddes and Company that the collateral security for the Geddes Loan consisting of 4,000,000 RMG Shares held by USE and security in RMG’s interests in the Castle Rock area mineral leases shall be released and the Geddes Conversion Option shall have been either terminated or exercised in full or in part for additional RMG Shares (and if in part, the balance shall have been terminated), which additional shares (if any) will be issued and outstanding as of the date the Circular is sent to the Shareholders.

1.8	No Registration of the Exchangeable Shares or the Underlying Trust Units.

RMG, USE and Crested acknowledge and agree that (i) neither the issuance of the Exchangeable Shares nor the underlying Trust Units into which the Exchangeable Shares may be exchanged have been or will be registered under the U.S. Securities Act or the securities laws of any state of the United States (and resale of the Trust Units by the Shareholders will not be so

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registered, unless Enterra ceases to be listed on the Toronto Stock Exchange, as provided in Section 5.2) ; (ii) neither the Exchangeable Shares nor the underlying Trust Units into which the Exchangeable Shares may be exchanged may be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration under the U.S. Securities Act and all applicable state laws, and (iii) Enterra is not obligated to file and has no present intention of filing with the U.S. Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resale of the Common Shares in the United States.

ARTICLE 2   COVENANTS OF RMG

2.1	Ordinary Course of Business.

RMG covenants and agrees that, prior to completion of the Share Exchange Plan, or the termination of this Agreement pursuant to its terms, unless Enterra otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Agreement:

2.1.1  RMG will not, directly or indirectly, do or permit to occur any of the following:

(a)  pledge, lease, dispose of or encumber, or agree to pledge, lease, dispose of or encumber;

(b)  except in the usual, ordinary and regular course of business and consistent with past practice, any assets of RMG, except for the disposition of its equity holdings in Pinnacle Gas Resources Inc.;

(c)  amend or propose to amend its articles or by laws;

(d)  split, combine or reclassify any outstanding RMG Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the RMG Shares;

(e)  reorganize or merge RMG with any other person, corporation, partnership or other business organization whatsoever; or

(f)  incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice other than renewals of existing credit facilities;

2.1.2  RMG shall promptly notify Enterra in writing of:

(a)  any material change (actual, anticipated, contemplated or, to the knowledge of RMG, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of RMG and its subsidiaries considered as a whole; or

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(b)  any change in any representation or warranty set forth in Schedule B which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect.

RMG shall in good faith discuss with Enterra any change in circumstances (actual, anticipated, contemplated or, to the knowledge of RMG, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Enterra pursuant to this Section 2.1.2.

2.1.3  RMG will not (otherwise than as may be contemplated in this Section 2.1:

(a)  enter into any employment, severance or similar agreement, policy or arrangement with, or grant any bonuses, salary increases, severance or termination pay to or make any loan to, any officers or directors of RMG; or

(b)  hire any employees.

2.1.4  RMG will use reasonable commercial efforts to cause its current insurance (or re insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

2.1.5  RMG will:

(a)  use reasonable commercial efforts to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and consultants as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it; and

(b)  not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date;

2.1.6  RMG will not enter into or modify in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 2.1.

2.2	Non-Solicitation.

2.2.1  RMG shall not, directly or indirectly, through any officer, director, employee, representative or agent of RMG: (i) solicit, initiate or encourage (including, without limitation, by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any merger, amalgamation, take over bid, sale of substantial assets, sale of treasury shares or any similar transaction or transactions involving RMG (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); or (ii) provide any confidential information to, participate in any

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discussions or negotiations relating to any such transactions with, or otherwise cooperate with or assist or participate in any effort to take such action by, any corporation, person or other entity or group; provided, however, that nothing contained in this Section 2.2 or other provision of this Agreement shall prevent the board of directors of RMG from considering, negotiating, approving and recommending to the Shareholders an unsolicited, bona fide, written Acquisition Proposal for which adequate financial arrangements have been made, that the board of directors of RMG determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or advice of outside counsel that is reflected in the minutes of the board of directors of RMG, to the effect that the board of directors is required to do so in order to discharge properly its fiduciary duties to RMG) would, if consummated in accordance with its terms, result in a transaction financially superior for the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

2.2.2  RMG previously has been approached by Silverado Exploration regarding a proposed purchase by Silverado Exploration of interests in RMG’s Castle Rock and Oyster Ridge properties. RMG shall not discuss such proposed purchase with Silverado Exploration without prior consultation with and approval by Enterra, unless this Agreement is terminated.

2.2.3  In the event that any Acquisition Proposal is for consideration other than all cash, then the value of that Superior Proposal shall be as determined by agreement by the financial advisors to Enterra and RMG, or failing such agreement, the value of the Superior Proposal shall be determined by the financial advisors to RMG alone.

2.2.4  RMG will, and will direct and use its best efforts to cause its officers, directors, consultants, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Enterra) with respect to any potential Acquisition Proposal. Subject to Section 2.2.5 below, RMG will immediately close any data rooms that may be open. RMG agrees not to release any third party from any confidentiality or standstill agreement to which RMG and such third party are a party. RMG will immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with RMG relating to a potential Acquisition Proposal and will use its best efforts to ensure that such requests are honored.

2.2.5  RMG will immediately notify Enterra of any future Acquisition Proposal or any request for non public information relating to RMG or for access to the properties, books or records of RMG by any person or entity that informs any member of the board of directors of RMG that it is considering making, or has made, an Acquisition Proposal. Such notice to Enterra will be made, from time to time, orally and in writing and will indicate such details of the proposal, inquiry or contact as Enterra may reasonably request including the identity of the person making such proposal, inquiry or contact.

2.2.6  RMG will not make available, after the date hereof, any material non public information to any party in connection with any potential or actual Acquisition Proposal. Notwithstanding the foregoing sentence of this Paragraph 2.2.6, in the event that the board of directors of RMG receives a request for material non public information from a party who proposes to RMG a bona fide Acquisition Proposal and the board of directors of RMG

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determines in good faith that such proposal is a Superior Proposal as contemplated by Section 2.2.1, then, and only in such case, RMG may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between RMG and Enterra, provide such party with access to information regarding RMG. RMG agrees to send a copy of any such confidentiality agreement to Enterra immediately upon its execution.

2.2.7  RMG will ensure that the officers, directors and employees of RMG and any investment bankers or other advisors or representatives retained by RMG are aware of the provisions of this Section 2.2, and RMG will be responsible for any breach of this Section 2.2 by such bankers, advisors or representatives.

2.3	Access to Information.

Subject to the existing Confidentiality Agreement between RMG and Enterra, dated January 6, 2005 and the provisions of existing confidentiality agreements between RMG and third parties restricting RMG from disclosing the existence of discussions or negotiations between RMG and such third parties occurring prior to the date hereof, upon reasonable notice RMG will afford Enterra’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, at all reasonable times from the date hereof and until the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, employees and agents or advisors, and, during such period, RMG will furnish promptly to Enterra all information concerning its business, properties and personnel as Enterra may request and Enterra will hold in confidence all such information on the terms and subject to the conditions contained in the existing Confidentiality Agreement between RMG and Enterra.

2.4	Structure of Transaction.

RMG will cooperate with Enterra in structuring the acquisition by Enterra of RMG in a tax efficient manner, provided that no such cooperation will be required where such structuring will have an adverse effect on RMG or the existing Shareholders of RMG or cause any breach of or default under this Agreement by RMG.

ARTICLE 3   DUE DILIGENCE/MATERIAL TITLE DEFECTS

3.1	Due Diligence.

Subject to Enterra receiving the access to information contemplated by Section 2.3, Enterra will have until April 15, 2005 to complete a due diligence review of RMG’s assets, business, operations, title documents, financial records, corporate records, wells and facilities, and Enterra’s obligation to complete the Share Exchange Plan is conditional upon the due diligence review being satisfactory to Enterra in all material respects, under the procedures of Sections 3.2 and 3.3.

3.2	Deficiencies.

On or before April 15, 2005 Enterra shall give written notice to RMG of any material deficiencies (“Due Diligence Deficiencies”) identified in the due diligence review, the non-

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satisfaction of which would cause Enterra to terminate this Agreement and not complete the Share Purchase Plan. “Materiality” in this Section shall be construed in the context of RMG’s business and assets. However, resolution as between Enterra and RMG of material defects in RMGs title to assets (“Material Title Defects” as defined in Section 3.3.2 below), where the Material Title Defects are not cured by April 30, 2005 under Section 3.3.1, shall be subject to Section 3.3.2.

3.3	Time to Satisfy.

3.3.1  RMG shall have until April 30, 2005 to satisfy any Due Diligence Deficiencies for which it has received written notice from Enterra pursuant to Section 3.2 to the satisfaction of Enterra, acting reasonably. The April 30, 2005 deadline may be extended by agreement of the parties, it being understood that satisfaction of a deficiency could require more time (for examples, difficulty in obtaining signature of lessors in an instance of title failure, or a delay in confirmation or amendment of a permit due to backlogs at a regulatory agency).

3.3.2  If any of the information or materials supplied by RMG relating to RMG’s title to mineral properties pursuant to Section 3.1, reflects the existence of any encumbrance, encroachment, defect in or objection to title that renders title to the properties defective or encumbered, and not cured by April 30, 2005 (subject to mutual extension of time), which defect in or objection to title makes such title unmarketable in accordance with accepted industry standards (“Material Title Defects”), then:

(a)  Enterra shall notify RMG in writing of the Material Title Defects as they are identified, providing RMG with adequate information to enable RMG to go forward with curing the Material Title Defects. RMG then shall furnish to Enterra all documentation reasonably satisfying the Material Title Defects.

(b)  If RMG is unable to cure the Material Title Defects before completion of the Share Exchange Plan, Enterra shall have the option to: (A) accept the properties as being owned by RMG, with the Material Title Defects, and adjust the consideration to be paid to the RMG Shareholders in an amount to be agreed upon between RMG and Enterra; (B) accept the properties as being owned by RMG, with the Material Title Defects, and go forward to resolve the Material Title Defects after completion of the Share Exchange Plan pursuant to (iii) below; or (C) terminate this Agreement and receive a refund of the Deposit from USE, provided that for purposes of (A), the aggregate value of the Material Title Defects must exceed 5% of the aggregate consideration set out in Section 1.1.1 before any adjustment will be made; and provided further, that for purposes of (C), the aggregate value of the Material Title Defects must exceed 10% of such aggregate consideration before Enterra will have the right to terminate this Agreement.

(c)  If RMG is unable to cure the Material Title Defects before completion of the Share Exchange Plan, Enterra may elect to accept the properties as being owned by RMG, with the Material Title Defects, and the former officers of RMG shall continue to work with Enterra to resolve such Defects. USE shall hold in reserve (from its portion of the Share Exchange Plan consideration) cash and Exchangeable Shares sufficient to pay back to Enterra an amount equal to the value (agreed to by RMG and Enterra) of the mineral properties

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in question, and shall pay that amount to Enterra (one-third in cash and two-thirds in Exchangeable Shares), if the Material Title Defects are not resolved to Enterra’s reasonable satisfaction on or before six months after completion of the Share Exchange Plan. Provided, that the amount which USE may be obligated to pay Enterra shall not exceed $1,000,000 in aggregate amount, under any circumstances. Enterra’s ‘reasonable satisfaction’ shall (a) be construed in accordance with industry title standards as applied to the coalbed methane business, and (b) not be unreasonably withheld.

(d)  Enterra shall give written notice to USE of all payments due from USE under subsection (c) before that six months date; and upon receipt by Enterra of full payment therefore, thereafter, no payments shall be due from USE, and all Material Title Defects then outstanding shall be deemed waived by Enterra as of that six months date. For clarity, the parties understand that if the Share Exchange Plan is completed (which for all purposes of this Agreement shall be defined to be the date when Articles of Share Exchange are filed with the Wyoming Secretary of State (which filing is to be made as soon as possible after Enterra pays for the RMG Shares), then, by way of example only, if that filing is made on May 15, 2005, then the six months date would be as of the close of business on November 15, 2005.

(e)  Material Title Defects which become subject to (b) or (c) above shall not be deemed to be breaches of the representations and warranties in paragraph 12 of Schedule B

ARTICLE 4   COVENANTS OF USE

4.1	Covenants of RMG.

USE, as the major and controlling Shareholder and the provider of personnel to RMG, shall cause RMG to perform and comply with its covenants and agreements set out herein.

4.2	Transition Period.

Subject to the completion of the Share Exchange Plan, Enterra and USE shall enter into a Transition Agreement in the form attached as Schedule “E” hereto.

4.3	Indemnity Respecting Legal Actions.

Subject to the completion of the Share Exchange Plan, USE agrees to indemnify and save harmless RMG and Enterra, their respective officers, directors, employees, agents, shareholders and unitholders, from and against any and all legal actions, suits and claims of whatever nature by any third party respecting RMG or its operations and affairs arising prior to February 22, 2005; any judgments, settlements, or demands arising therefrom, and all expenses, costs and fees, including without limitation legal fees, pertaining thereto.

4.4	Indemnity Agreement.

Subject to the completion of the Share Exchange Plan, USE and Enterra shall enter into an indemnification agreement in the form attached as Schedule “E” hereto.

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4.5	Payment of ‘Fair Value’ of RMG Shares Held by Dissenters.

Subject to completion of the Share Exchange Plan, USE shall pay to those Shareholders who perfect their rights as dissenters under Wyoming law the ‘fair value’ of their RMG Shares. Enterra shall not be responsible for any of such payments. The rights of Shareholders who wish to dissent from the Share Exchange Plan shall be set forth in the Circular.

ARTICLE 5   COVENANTS OF ENTERRA

5.1	Transition Period.

Subject to the completion of the Share Exchange Plan, Enterra and USE shall enter into a Transition Agreement in the form attached as Schedule “E” hereto.

5.2	Rule 904 Cooperation.

Following completion of the Share Exchange Plan, Enterra shall cooperate in providing, promptly, documents and/or approval of submissions related to sale of the Trust Units on the Toronto Stock Exchange under SEC rule 904.

5.3	Maintenance of Toronto Stock Exchange Listing; Covenant to Register Resale on Nasdaq in the Event of Delisting.

For at least 24 months after issuance of the trust units, Enterra shall maintain its listing on the Toronto Stock Exchange. If Enterra is delisted from the Toronto Stock Exchange, for any reason, before the end of the 21st month after issuance of the Trust Units, Enterra shall (i) give notice thereof to the shareholders; and (ii) at Enterra’s sole expense, promptly file a registration statement with the sec and use its best efforts to have it declared effective as soon as possible, and make appropriate filings with state securities administrators, and keep those registrations in effect, until the sooner to occur of (i) all the Trust Units having been sold by the shareholders; (ii) at such time as all Trust Units held by a holder can be sold in a three month period pursuant to Rule 144; or (iii) the second anniversary of the original issue date of the Trust Units, in order to permit the public sale of the Trust Units on the Nasdaq National Market.

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF RMG, USE AND CRESTED

6.1	Representations.

Each of RMG, USE and Crested, on a joint and several basis, hereby represents and warrants to Enterra as set forth in Schedule “B” to this Agreement and acknowledges that Enterra is relying upon those representations and warranties in connection with the execution and delivery of this Agreement and the making of the Offer. These representations and warranties shall survive completion of the Share Exchange Plan for a period of two years.

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6.2	Investigations.

Any investigation by Enterra and its advisors shall not mitigate, diminish or affect the representations and warranties of RMG, USE and Crested provided pursuant to this Agreement, except as those representations and warranties may be modified as a result of proper notice and cure under Article III. Where the provisions of Schedule “B” or elsewhere in this Agreement refer to disclosure in writing, such disclosure shall either be stated in this Agreement or be made expressly in response to the applicable provision (which shall be prominently identified) and shall be signed by a senior officer of RMG.

ARTICLE 7   REPRESENTATIONS AND WARRANTIES OF ENTERRA

7.1	Representations.

Enterra hereby represents and warrants to each of RMG, USE and Crested as provided in Schedule “C” to this Agreement (and acknowledges that RMG, USE and Crested are relying upon such representations and warranties in connection with the execution and delivery of this Agreement). These representations and warranties shall survive completion of the Share Exchange Plan for a period of two years (except the representation and warranty contained in the last sentence of number 5, which shall terminate on the thirtieth day after such completion).

ARTICLE 8   MUTUAL COVENANTS

8.1	Consultation.

Subject to applicable securities laws and stock exchange rules, Enterra and RMG agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Share Exchange Plan or any other Acquisition Proposal and in making any filings with any federal, provincial, governmental or regulatory agency or with any securities exchange with respect thereto. Each party will use its best efforts to enable the other party to review and consent to all such press releases prior to release thereof.

8.2	Further Assurance.

Subject to the terms and conditions herein, Enterra and RMG agree to use their respective commercially reasonable efforts to take, or cause to be taken, all acts and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Share Exchange Plan., including the filing of Articles of Share Exchange with the Wyoming Secretary of State (promptly after completion of the Share Exchange Plan and payment to the Shareholders of the Exchangeable Shares and the cash) as required under Wyoming law RMG and Enterra will, and will cause each of their respective Subsidiaries to, use their commercially reasonable efforts to: (i) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements (including, in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to RMG’s operations); (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Share Exchange Plan; (iii) lift or

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rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Share Exchange Plan; and (iv) fulfill all conditions and satisfy all provisions of this Agreement and the Share Exchange Plan .

ARTICLE 9   TERMINATION FEES AND THE DEPOSIT

9.1	Termination Fees and the Deposit.

9.1.1  If at any time after the execution of this Agreement, RMG has complied with all representations, conditions and covenants of RMG contained herein, any Due Diligence Deficiencies of which RMG has been given notice in accordance with Section 3.2 have been satisfied to the satisfaction of Enterra, acting reasonably, by April 30, 2005 (subject to extension by agreement of the parties), and all conditions precedent for the benefit of Enterra have been either satisfied or waived, and

(a)  Enterra fails to take up and pay for the RMG Shares within 7 calendar days of the Meeting at which the Share Exchange Plan is approved, then Enterra shall pay to RMG $500,000 in immediately available funds to an account designated by RMG, within two business days after the first to occur of the events described above, and the Deposit shall become non-refundable to Enterra and may be transferred from the escrow account to any general account of USE together with any interest accrued thereon.

9.1.2  If at any time after the execution of this Agreement, Enterra has complied with all representations, conditions and covenants of Enterra contained herein (except to take up and pay for the RMG Shares), any Due Diligence Deficiencies of which RMG has been given notice in accordance with Section 3.2 have been satisfied to the satisfaction of Enterra, acting reasonably, by April 15, 2005, and all conditions precedent for the benefit of RMG have been either satisfied or waived, and:

(a)  RMG fails to hold the Meeting by June 23, 2005 (unless the failure is due to not sending the Circular to Shareholders at least 10 days before the RMG meeting of Shareholders, owing to delays in Enterra delivering information to RMG which is required to be in the Circular); or

(b)  the Shareholders fail to approve the Share Exchange Plan; or

(c)  RMG fails to fully comply with or breaches any of its representations, warranties or covenants made in this Agreement in any material respect, including, without limitation, the representations and covenants in Articles IV and VI (but not as to Material Title Defects which Enterra has elected to resolve under the provisions of Section 3.3.2(b) or (c)) then RMG shall pay to Enterra $500,000 in immediately available funds to an account designated by Enterra, and USE shall refund to Enterra the Deposit together with any interest accrued thereon, within two business days after the first to occur of the events described above.

9.1.3  If at any time after the execution of this Agreement, both RMG and Enterra have complied with all representations, conditions and covenants of each contained

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herein (except of Enterra to take up and pay for the RMG Shares), but all Due Diligence Deficiencies of which RMG has been given notice in accordance with Section 3.2 have not been satisfied to the satisfaction of Enterra, acting reasonably, by April 15, 2005 and Enterra terminates this Agreement as a consequence thereof, no termination fee shall be payable by either Enterra or RMG to the other, but USE shall refund to Enterra the Deposit together with any interest accrued thereon, within two business days after receipt of Enterra’s notice to terminate.

9.1.4  If the Share Exchange Plan is completed, the Deposit together with all interest accrued thereon shall form part of the cash component of the consideration payable to USE for its RMG Shares.

ARTICLE 10   TERMINATION

10.1	Termination.

This Agreement may be terminated at any time prior to the date on which Enterra takes up and pays for the RMG Shares:

10.1.1  by mutual written consent of the parties;

10.1.2  by Enterra if (i) the Meeting has not been held by June 23, 2005 (subject to Section 9.1.2(a)); (ii) the Share Exchange Plan is not approved by the Shareholders at the Meeting; (iii) subject to Section 4.5, the number of RMG Shares for which dissent rights under Wyoming law have been exercised are not satisfactory to Enterra in its sole discretion; or (iv) any Due Diligence Deficiencies of which RMG has been given notice pursuant to Section 3.2 have not been satisfied to the satisfaction of Enterra, acting reasonably, by April 15, 2005, subject to extension by agreement of the parties (but this clause (iii) shall not apply as to Material Title Defects which Enterra has elected to resolve under the provisions of Section 3.3.2(b) or (c));

10.1.3  by RMG, USE or Crested if Enterra is in material breach of any of its material covenants, agreements or representations or warranties contained in this Agreement; or by Enterra if any of RMG, USE or Crested is in material breach of any of its respective material covenants, agreements or representations or warranties contained in this Agreement; or

10.1.4  by Enterra if any of the conditions set forth in Section 1.3 hereof are not satisfied prior to the date specified therein.

In the event of the termination of this Agreement as provided in this Section 10.1: (i) this Agreement shall forthwith become void and there shall be no liability on the part of Enterra, RMG, USE or Crested hereunder except with respect to the obligations set forth in Section 9.1, as applicable, for refund of the Deposit and/or payment of a termination fee, which will survive such termination; (ii) if such termination occurs prior to the purchase of RMG Shares pursuant to the Offer, the Offer shall be terminated without any RMG Shares being purchased.; and (iii) the confidentiality agreements between the parties shall continue in effect.

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ARTICLE 11   MISCELLANEOUS

11.1	Amendment or Waiver.

This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by Enterra , RMG, USE and Crested; provided, however, that either Enterra or RMG may in its discretion waive a condition herein which is solely for its benefit without the consent of the other parties. No waiver of any nature, in any one or more instances, will be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

11.2	Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto, including without limitation the letter of intent among the parties dated February 22, 2005.

11.3	Headings.

The descriptive headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.4	Notices.

All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally or by overnight courier service, or sent by confidential facsimile (with confirmation of receipt) addressed as follows:

To Enterra              -    2600, 500 - 4th Avenue S.W.
Calgary, Alberta T2P 2V6

Attention: Marcia L. Johnston, Esq.
Facsimile: 403 265 1241

with a copy to          -    Dorsey & Whitney LLP
Attorneys at Law
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101

Attention: Kimberley Anderson, Esq.
Facsimile: 206-903-8820

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To RMG, USE and Crested:  -    877 N. 8th West
Riverton, Wyoming 82501

Attention: Steve R. Youngbauer, Esq.
Facsimile: 307-857-3050

with a copy to          -   Stephen E. Rounds, Esq.
Attorney at Law
1544 York Street, Suite 110
Denver, Colorado 80206

Facsimile: 303-377-0231

11.5	Counterparts.

This Agreement may be executed in any number of counterparts and each such counterpart will be deemed to be an original instrument and all such counterparts together shall constitute but one Agreement.

11.6	Expenses.

Each party shall be responsible for the payment of all legal, accounting and other fees incurred by it in connection with the transactions described herein. Enterra and RMG represent and warrant to each other that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transaction.

11.7	Assignment.

In accordance with Paragraph 1.1.6, Enterra may assign all or any part of its rights or obligations under this Agreement (i) relating to the issue of the Exchangeable Shares to one or more direct or indirect wholly owned subsidiaries of Enterra or any combination thereof (which may include a partnership all of the partners of which are direct or indirect subsidiaries of Enterra, Enterra or any combination thereof), and (ii) relating to all or part of the cash component of the consideration to third parties; but, if any such assignment(s) take place, Enterra will continue to be liable to the Shareholders for the full amount of any default in the performance of obligations hereunder by an assignee. In the event of such a default, Enterra’s liability to the Shareholders shall be absolute, unconditional, and immediate. RMG shall not be required to take any actions or give any notices in order for Enterra’s liability, in the event of such a default, to be absolute, unconditional and immediately due and payable to the Shareholders . This Agreement shall not otherwise be assignable by any party without the prior written consent of the other parties.

11.8	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and

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will in no way be affected, impaired or invalidated and the parties will negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under the Agreement.

11.9	Currency.

All dollar amounts in this Agreement are expressed in currency of the United States of America.

ARTICLE 12	REGARDING FUTURE DISPOSITION OF EQUITY HOLDINGS IN PINNACLE GAS RESOURCES, INC.

12.1	Disposition of Equity Holdings.

Before or as of the date of the completion of the Share Exchange Plan, RMG shall have disposed of all of its Equity Holdings in Pinnacle Gas Resources, Inc. (“Pinnacle”) by assignment of such Equity Holdings to USE. For purposes of this Article 12, “Equity Holdings” means (i) any and all shares, and warrants and other rights to acquire shares and other capital stock of Pinnacle; (ii) any and all liabilities, duties and obligations associated with such shares, warrants and other rights; and (iii) any and all other rights to participate in a distribution of Pinnacle assets (whether on liquidation, a sale of assets, or otherwise).

12.2	Payment Due on Disposition.

If at any time after completion of the Share Exchange Plan,

12.2.1  (a) Pinnacle’s shares are listed for trading on an exchange or Nasdaq, and the value of the Equity Holdings held by USE at any time thereafter equals at more than $12 million for 15 consecutive trading days (the “First Measurement Period),” computed on the basis of simple averaging of the closing prices for the Pinnacle stock during the Measurement Period, regardless of whether USE is subject to a lockup agreement for the Equity Holdings, then USE shall pay Enterra (on or before the 15th consecutive trading day following the First Measurement Period) $2 million, in cash, common stock of USE, a portion of the Equity Holdings then owned by USE, or a combination of cash and such USE stock and Equity Holdings, at USE’s sole election. If the value of the Equity Holdings is more than $10 million but less than $12 million for all the trading days in any 90 calendar period (the “Second Measurement Period”), computed on the basis of simple averaging of the closing prices for the Pinnacle stock during the Second Measurement Period, regardless of whether USE is subject to a lockup agreement for the Equity Holdings, then USE shall pay Enterra (on or before the 15th consecutive trading day following the Second Measurement Period) the difference between $12 million and the value of the Equity Holdings as so determined in the Second Measurement period, in cash, common stock of USE, a portion of the Equity Holdings then owned by USE, or a combination of cash and such USE stock and Equity Holdings, at USE’s sole election, and no further amount will be owed to Enterra under this Section 12.2.1.

(b) A payment in USE common stock shall be valued at the average Nasdaq Official Close Price for USE stock for the 15 consecutive trading days following the Measurement Period. If paid in stock, such stock shall be restricted under rule 144 of the Securities Act of 1933, however, USE shall (i) as soon as practicable after issuance of the stock,

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to Enterra, file with the SEC, for the benefit of Enterra, a resale registration statement for the public sale of such stock; (ii) use its best efforts to have that registration statement declared effective by the SEC as soon as practicable; (iii) if necessary, qualify the public sale of such stock under the securities laws of one state of Enterra’s choice; and (iv) keep that registration statement effective under the Securities Act of 1933 (and the laws of the one state, if necessary) for a period of 12 months after being declared effective, all at USE’s sole expense. Any payment to Enterra with a portion of the Equity Holdings then held by USE shall be computed on the basis of simple averaging of the closing prices for the Pinnacle stock during the Measurement Period.

12.2.2  Pinnacle or Pinnacle’s assets is or are acquired by a third party, and USE receives at least $12 million for its Equity Holdings (regardless of how that amount is paid), then USE shall pay Enterra (on or before the 15th consecutive trading day after the closing of the sale of Pinnacle or Pinnacle’s assets), $2 million, in cash, common stock of USE, a portion of the securities received from the acquiror of Pinnacle or Pinnacle’s assets, or a combination of cash and such USE stock and securities of the acquiror, at USE’s sole election. The value of the acquiror’s securities received in the transaction shall be computed on the basis of simple averaging of the closing prices for the acquiror’s stock during the 15 consecutive trading days after closing of the sale of Pinnacle or Pinnacle’s assets, regardless of whether USE is subject to a lockup agreement for the acquiror’s securities. If the value of the consideration received by USE is more than $10 million but less than $12 million, the amount owed to Enterra shall be the amount in excess of $10 million. Section 12.2.1(b) shall apply if the payment to Enterra under this Section 12.2.2 is to be made in USE stock, After payment has been made under this Section 12.2.2, no further amount will be owed to Enterra under this Section 12.2.2.

12.3	Application to Other Dispositions.

The parties agree that the foregoing obligation of USE to pay up to $2 million to Enterra also shall apply, using the same mechanisms as set forth in Section 12.2, if USE disposes of its Equity Holdings in Pinnacle by any means other than set forth in this Article 12. If the Equity Holdings are acquired for consideration including stock in a private company, the value of the that stock shall be determined by an independent qualified appraiser to be selected by agreement of Enterra and USE.

12.4	No Limits on Disposition; No Payment Owed if Disposition is for Less than $10 Million.

The parties agree that nothing in this Article 12 shall operate to limit USE’s right to dispose of the Equity Holdings to a non-affiliated third party in any manner. The parties agree that if a disposition to a non-affiliated third party results in proceeds to USE of less than $10 million, USE shall not owe Enterra any amount under this Article 12.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized on April __, 2005 and effective as of the date first written above.

ENTERRA ENERGY TRUST by its Administrator, ENTERRA ENERGY CORP. Per: /s/ Reg J. Greenslade Reg J. Greenslade, President and CEO

ATTEST: By: /s/ Daniel P. Svilar Daniel P. Svilar, Secretary	ROCKY MOUNTAIN GAS, INC. By: /s/ March J. Larsen Mark J. Larsen, President

ATTEST: By: /s/ Daniel P. Svilar Daniel P. Svilar, Secretary	U.S. ENERGY CORP. By: /s/ Keith G. Larsen Keith G. Larsen, President

ATTEST: By: /s/ Daniel P. Svilar Daniel P. Svilar, Secretary	CRESTED CORP. By: /s/ Harold F. Herron Harold F. Herron, President

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SCHEDULE “A”

CONDITIONS OF COMPLETION OF THE OFFER

Capitalized terms in the following conditions shall have the meanings ascribed to such terms in the Pre-Acquisition Agreement of which this Schedule “A” is attached and forms a part. Completion of the Offer shall by subject to the satisfaction of the following conditions:

(1)	Prior to the Effective Date and at the time Enterra shall first take up and pay for the RMG Shares under the Offer, the Share Exchange Plan shall have been approved by the Shareholders at the Meeting, and, subject to Section 4.5, the number of RMG Shares for which dissent rights have been exercised, if any, shall be satisfactory to Enterra in its sole discretion.

(2)	All government and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or securities or other regulatory authorities) that are necessary or desirable shall have been obtained and shall be in full force and effect. Enterra shall have received evidence satisfactory to it that fewer than 35 of RMG shareholders do not satisfy the definition of "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended, and that any such shareholders that are not “accredited investors” either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the Offer and the securities to be received in the Offer.

(3)	No act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in the United States, Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law:

(a)	that has the effect or may have the effect to enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, Enterra, of the RMG Shares or the right of Enterra to own or exercise full rights of ownership of the RMG Shares; or

(b)	that has had or may have a material adverse effect on RMG or Enterra and its subsidiaries considered on a consolidated basis.

(4)	There shall not exist any prohibition at law against Enterra making the Offer or taking up and paying for all of the Shares under the Share Exchange Plan.

(5)	There shall not have occurred (and there shall not have been publicly disclosed, and Enterra shall not have otherwise learned of, if previously not publicly disclosed) any change (or any condition, event or development involving a prospective change) not publicly disclosed prior to the announcement of the Offer n the business, operations, assets, capitalization, financial condition, licenses, permits, rights, liabilities, prospects or privileges, whether contractual or otherwise, of RMG or any of its subsidiaries considered as a whole which, in the sole judgment of Enterra, acting reasonably, is materially adverse to the business of RMG or to the value of the RMG Shares to Enterra.

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(6)	There shall not have occurred any material breach by any RMG, USE, Crested or Enterra of any of the terms of the Pre Acquisition Agreement or any termination of the Pre Acquisition Agreement pursuant to the terms thereof.

(7)	The representations and warranties set out in the Pre-Acquisition Agreement shall be true in all material respects.

(8)	There shall not be any Due Diligence Deficiencies outstanding and unsatisfied.

(9)	The RMG Shares Rights and the Geddes Conversion Option shall not be outstanding.

(10)	There shall be been no material changes to the financial condition of RMG as set out on the Financial Statements and the debt shall not exceed $3.539 million.

(11)	Prior to the completion of the Share Exchange Plan, RMG shall have disposed of all of its equity holdings in Pinnacle Gas Resources, Inc. and any and all liabilities associated therewith.

The foregoing conditions that are for the exclusive benefit of Enterra or RMG, may be waived by Enterra or RMG, as applicable, in whole or in part at any time and from time to time, both before or after the Expiry Date.

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SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF RMG, USE AND CRESTED

Capitalized terms in the following representations and warranties shall have the meanings ascribed to such terms in the Pre-Acquisition Agreement of which this Schedule “B” is attached and forms a part.

(1)	Organization. RMG is an entity duly organized, validly existing and in good standing under the laws of the State of Wyoming, has full requisite power and authority to carry on its business as it is currently being conducted and to own, lease and operate the properties currently owned, leased and operated by it, and is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on RMG..

(2)	Material Subsidiaries and Secured Debt of RMG I, LLC. RMG has no material subsidiaries other than RMG I LLC, which is wholly owned by RMG and which holds the assets and liabilities acquired by RMG from Hi - Pro Production, LLC. RMG I, LLC owes approximately $3.539 million of secured debt. Upon completion of the Share Exchange Plan, Enterra will own RMG and its subsidiary RMG I, LLC, and that debt will continue to be outstanding.

(3)	Capitalization. As of the date the Circular is sent to the Shareholders, there shall be no outstanding RMG Share Rights. As of the date Enterra takes up and pays for the RMG Shares, Geddes and Company shall have agreed to release the RMG Shares and the RMG properties which collateralize the Geddes Loan, and to have exercised or canceled the Geddes Conversion Option, such release, exercise or cancellation to be effective on the same date Enterra takes up and pays for the RMG Shares. RMG and USE shall provide the form of agreement for such release, exercise or cancellation for Enterra’s review and approval. The RMG Shares have been duly authorized and validly issued as fully paid and non assessable and are not and will not be subject to, and were not and will not be issued in violation of any pre emptive rights or other rights of any person. RMG will provide a certified list of the Shareholders and the number of RMG Shares owned by each, as of the date of the Offering Circular, and amend that list as necessary for any Shareholders who dissent. Except as described in this paragraph 3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating RMG to issue or sell any shares in the capital of RMG or securities or obligations of any kind convertible into or exchangeable for any shares in the capital of RMG, or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of RMG.

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(4)	Authority. Each of RMG, USE and Crested has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by RMG, USE and Crested and the consummation by RMG of the transactions contemplated by this Agreement have been duly authorized by the respective boards of directors of RMG (unanimously in the case of the RMG board of directors), and by USE and Crested, and no other corporate proceedings on the part of RMG (except for obtaining Shareholder approval for the Share Exchange Plan) are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of RMG, USE and Crested and constitutes a valid and binding obligation of each, enforceable against each in accordance with its terms subject to securities laws, bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity. The execution and delivery by RMG of this Agreement and performance by it of its obligations hereunder and the completion of the Share Exchange Plan and the transactions contemplated thereby, will not:

(a)	result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)	its certificate of incorporation, articles, by laws or other charter documents, including any unanimous shareholder agreement or any other agreement;

(ii)	any law, regulation, order, judgment or decree; or

(iii)	any material contract, agreement, license, franchise or permit to which RMG is bound or is subject or is the beneficiary;

(b)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available (and RMG shall have obtained the consent of the secured lenders to RMG I, LLC to the Share Exchange Plan, if RMG determines, in consultation with Enterra, that obtaining that consent is necessary or appropriate); or

(c)	result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit the ability of RMG to carry on the business of RMG as and where it is now being carried on or as and where it may be carried on in the future.

(5)	Absence of Material Adverse Changes. Since December 31, 2004 there has not been any material adverse change in the financial conditions, results of operations or business of RMG.

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(6)	No Undisclosed Material Liabilities. Except (a) as disclosed or reflected in the consolidated audited financial statements of RMG as at December 31, 2004; and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice, (ii) pursuant to the terms of this Agreement, or (iii) as disclosed in writing to Enterra, RMG, taken as a whole, has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise, or which would be required by generally accepted accounting principles in the United States to be reflected on a consolidated balance sheet of RMG as of the date hereof.

(7)	Financial Statements. The audited, consolidated financial statements of RMG for the fiscal year ended December 31, 2004, were prepared in accordance with generally accepted accounting principles in the United States consistently applied, and fairly present the consolidated financial condition of RMG at that date and the results of operations of RMG (on a consolidated basis) for the period covered.

(8)	Indebtedness. RMG’s consolidated indebtedness as of the date of this Agreement does not exceed $3.539 million.

(9)	Books and Records. The corporate records and minute books of RMG have been maintained in accordance with all applicable statutory requirements and prudent business practices and are complete and accurate in all material respects.

(10)	Litigation, etc. Except as set forth, or as disclosed in writing to Enterra prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of RMG, threatened against or relating to RMG or affecting any of its properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on RMG or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Share Exchange Plan, nor is RMG aware of any basis for any such claim, action, proceeding or investigation. RMG is not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Share Exchange Plan. RMG has disclosed to Enterra recent developments in the Northern Plains Resource Council litigation involving coalbed methane drilling in Montana.

(11)	Environmental. Except as has been disclosed in writing to Enterra prior to the date hereof, RMG is not aware of, or has received:

(a)	any order or directive which relates to environmental matters, and which requires any material work, repairs, construction, or capital expenditures; or

(b)	any demand or notice with respect to the material breach of any environmental, health, or safety law applicable to RMG, including, without limitation, the Environmental Laws and any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants; or

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(c)	any violation of any Environmental Laws applicable to RMG’s properties, or notice alleging such violation is pending or threatened against the RMG properties. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any governmental authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(12)	Leases. To RMG’s best knowledge, all leases and other documents of title by which it holds its assets (collectively the “Leases”) are in full force and effect and are valid and subsisting documents, and all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid. RMG will use its commercially reasonable efforts to take all action necessary to keep the Leases in full force and effect until completion of the Share Exchange Plan. RMG has not received a written notice of material default with respect to the Leases that remains uncured. This representation and warranty is subject to Article 3 of the Agreement.

(13)	Taxes and Royalties. All due and payable ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of natural gas or the receipt of proceeds therefrom on RMG’s interests in the Leases, which become due prior to the Closing Date for any periods prior to the Closing Date, have been properly paid. RMG has not received a written notice of default, non-payment of taxes or mispayment of taxes which remains uncured.

(14)	Special Warranty of Title. RMG represents, warrants and agrees that the Subject Properties are (or will be at Closing) free and clear of all of all liens, encumbrances, burdens and defects of title arising by, through or under RMG, but not otherwise.

(15)	Broker. RMG has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect for this transaction for which Enterra shall have any obligation or liability.

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(16)	Tax Matters.

(a)	The Affiliated Group has filed all Tax Returns that it was required to file under applicable laws and regulations for each taxable period during which RMG (or its predecessors) was a member of such Affiliated Group. RMG has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and payable by RMG (whether or not shown on any Tax Return), except for sales or use Taxes reflected on the Closing Date Balance Sheet, have been paid. No claim has ever been made by an authority in a jurisdiction where RMG does not file Tax Returns that RMG is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of RMG that arose in connection with any failure (or alleged failure) to pay any Tax. RMG has not been a member of an Affiliated Group (other than a group the common parent of which was USE) that has filed a “consolidated return” within the meaning of Code Section 1501, or has filed a combined or consolidated return with another entity with any other taxing authority.

(b)	Each member of the Affiliated Group has made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

(c)	There is no dispute or claim concerning any material Income Tax liability of the Affiliated Group for any taxable period during which RMG (or its predecessors) was a member of such Affiliated Group either (A) claimed or raised by any governmental tax authority in a writing or (B) as to which USE or any of its officers responsible for Tax matters has knowledge based upon personal contact with any agent of such tax authority. Neither USE nor any officer responsible for Tax matters of RMG expects any tax authority to assess any additional Taxes against RMG or for which RMG may be liable for any period for which returns have been filed. RMG is not currently under audit with respect to Taxes by any tax authority, and has not received any notice or other indication that any tax authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed since inception of RMG. There is no dispute or claim concerning any Tax Liability of RMG either (A) claimed or raised by any tax authority in writing or (B) as to which RMG has knowledge based upon personal contact with any agent or representative of such tax authority. RMG has previously provided Enterra with a list of all material federal, state, local, and foreign income Tax returns filed with respect to RMG for taxable periods ended on or after the inception of RMG, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. RMG has delivered to Enterra true, correct and complete copies of all material federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RMG.

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(d)	No member of the Affiliated Group has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. RMG has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)	RMG has not filed a consent under Code Section 341(f) concerning collapsible corporations. RMG is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). RMG has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each member of the Affiliated Group has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662. RMG (or its predecessors) (x) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was USE) and (y) has no liability for the Taxes of any Person (other than RMG and the Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)	The unpaid Taxes of RMG did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the date of the current Financial Statements, RMG has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)	RMG will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

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(h)	Notwithstanding any provision to the contrary in this Agreement, with respect to the representations and warranties set forth in this Section 16:

(i)	“Affiliated Group” shall mean a group of corporations which includes RMG and only for such period in which RMG is included in such group of corporations;

(ii)	“Tax Returns” when such term is used with reference to Tax Returns required to be filed by the Affiliated Group, shall only include Tax Returns which report financial data of RMG, such as revenues and expenses, but such term shall not be so limited when referring to Tax Returns required to be filed by RMG; and

(iii)	“Tax” shall only include Taxes for which RMG is directly or indirectly liable.

(17)	Employee Matters. RMG has no employees and is not bound by or a party to:

(a)	any benefit plan including, without limiting the generality of the foregoing, any pension plan, retirement savings plan, retirement compensation arrangement, salary deferral arrangement, health care plan or deferred profit sharing plan, or any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors including, without limiting the generality of the foregoing, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents maintained by or on behalf of RMG for any of its employees (each, a "Benefit Plan"), or

(b)	any liability for any unfunded obligation for any benefit or compensation for employees including, without limiting the generality of the foregoing, any profit sharing plans, or

(c)	any liability for any contingent obligation which will become an obligation upon the consummation of the Share Exchange Agreement including, without limiting the generality of the foregoing, any retirement allowance or retirement compensation arrangement.

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(18)	Insurance. Policies of insurance in force as of the date hereof naming RMG as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of RMG. All such policies of insurance will remain in force and effect and will not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Share Exchange Plan.

(19)	Confidentiality. RMG has not, to the date hereof, waived any provision set forth in any confidentiality agreement in favor of the other party thereto.

In the event that one or more of the representations and warranties set forth in this Schedule “B” is not true and correct immediately prior to the Effective Date, Enterra shall be relieved of its obligations under the Pre-acquisition Agreement, unless RMG has notified Enterra under Section 2.1.2 of the Agreement of any changes covered therein and Enterra has consented to or otherwise approved of such changes. The representation and warranty as to leases is subject to the resolution provisions of Article 3.

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SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF ENTERRA

Capitalized terms in the following representations and warranties shall have the meanings ascribed to such terms in the Pre-Acquisition Agreement of which this Schedule “C” is attached and forms a part.

1.  Organization. Enterra and each of its direct and indirect subsidiaries, partnerships and other entities over which it exercises direction or control (collectively, the “Subsidiaries”) has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted.

2.  Authority. Enterra has the requisite power and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Enterra and the consummation by Enterra of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Enterra’s administrator, Enterra Energy Corp., and no other corporate proceedings on the part of Enterra are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Enterra and constitutes a valid and binding obligation of Enterra, enforceable against Enterra in accordance with its terms subject to securities laws, bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity. Except as disclosed in writing to Enterra prior to the date hereof, the execution and delivery by Enterra of this Agreement and performance by it of its obligations hereunder and the completion of the Offer and the transactions contemplated thereby, will not:

(a)  result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)  its or any Subsidiary’s certificate of incorporation, articles, by laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

(ii)  any law, regulation, order, judgment or decree; or

(iii)  any material contract, agreement, license, franchise or permit to which Enterra or any Subsidiary is bound or is subject or is the beneficiary;

(b)  give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(c)  result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of Enterra or any Subsidiary to carry on the business of Enterra or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future.

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3.  Funds Available. The aggregate cash consideration payable pursuant to the Offer is available to Enterra so that Enterra is in a position to pay for all RMG Shares in accordance with the Share Exchange Plan.

4.  Knowledge. As of the date hereof, Enterra has no actual knowledge of any misrepresentation, breach or non performance by RMG of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on Enterra should the Share Exchange Plan be completed.

5.  SEC Filings and Listings. Enterra’s reports filed with the SEC in calendar 2004 and through the completion of the Share Exchange Plan are complete and contain no material misstatements of material fact, or omit to state any material facts necessary to make the statements made not misleading. The description of the Enterra trust units in the Form 20-F (filed April 27, 2004) is a complete summary of the principal terms of the trust and the rights of unit holders. Enterra is in compliance with the listing standards of the Toronto Stock Exchange and the Nasdaq National Market. Enterra has received no notice of noncompliance with such listing standards which it reasonably does not expect to rectify in a timely manner, and has no reasonable expectation of receipt of such a notice.

6.  TSX Hold Period. The four month hold period required by the Toronto Stock Exchange will apply only to the Exchangeable Shares, beginning upon the date of their issuance, because the contractual or other relationship between the issuer or issuers of the Exchangeable Shares, and the Enterra Trust Units, will be such, as of the completion of the Share Exchange Plan, that no additional TSX hold period shall be imposed on the Trust Units upon their issuance.

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